As filed with the Securities and Exchange Commission on March 3, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VASCULAR BIOGENICS LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6 Jonathan Netanyahu St.

Or Yehuda

Israel 60376

972-634-6450

(Address of Principal Executive Offices)

Employee Share Ownership and Option Plan (2000)

Employee Share Ownership and Option Plan (2011)

Employee Share Ownership and Option Plan (2014)

(Full Title of the Plans)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8800

(Name and Address of Agent For Service)

Copies to:

Mitchell S. Bloom, Esq. Lawrence S. Wittenberg, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Yuval Horn, Adv. Keren Kanir, Adv. Horn & Co, Law Offices Amot Investments Tower 2 Weizmann St., 24th Floor Tel Aviv, Israel 6423902 972-3-637-8200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, NIS 0.01 par value per share	868,288 shares(2)(10)	$4.00(3)	$3,473,152.00	$403.58
Ordinary Shares, NIS 0.01 par value per share	60,000 shares(4)	$6.03(5)	$361,800.00	$42.04
Ordinary Shares, NIS 0.01 par value per share	890,041 shares(6)(10)	$1.92(7)	$1,708,878.72	$198.57
Ordinary Shares, NIS 0.01 par value per share	945,357 shares(8)(10)	$2.15(9)	$2,032,517.55	$236.18
Total	2,763,686 shares		$7,576,348.27	$880.37

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares which become issuable under the Registrant’s Employee Share Ownership and Option Plan (2014) (the “2014 Plan”), Employee Share Ownership and Option Plan (2011) (the “2011 Plan”) and Employee Share Ownership and Option Plan (2000) (the “2000 Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding ordinary shares.
(2)	Represents ordinary shares available for future issuance under the 2014 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on $4.00 per share, the average of the high and low sale prices of the registrant’s ordinary shares on The Nasdaq Global Market on March 2, 2015.
(4)	Represents ordinary shares issuable upon the exercise of outstanding options under the 2014 Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the weighted-average exercise price (rounded to the nearest cent) of the outstanding awards granted under the 2014 Plan.
(6)	Represents ordinary shares issuable upon the exercise of outstanding options under the 2011 Plan.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the weighted-average exercise price (rounded to the nearest cent) of the outstanding awards granted under the 2011 Plan.
(8)	Represents ordinary shares issuable upon the exercise of outstanding options under the 2000 Plan.
(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the weighted-average exercise price (rounded to the nearest cent) of the outstanding awards granted under the 2000 Plan.
(10)	To the extent outstanding awards under the 2000 Plan and 2011 Plan are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for grant under the 2014 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on October 2, 2014, relating to the registration statement on Form F-1, as amended (Registration No. 333-196584), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-001-36581), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 29, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

On the date of this registration statement, the partners and associates of Horn & Co, Law Offices, own beneficially, directly or indirectly, in the aggregate, less than 1% of the securities of the Registrant.

Item 6. Indemnification of Officer Holders (Including Directors).

Under the Israeli Companies Law 1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. The Registrant’s articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

•	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or penalty levied against the office holder.

Under the Companies Law, for the approval of exculpation, indemnification and insurance of office holders who are executive officers, directors and controlling shareholders.

The Registrant’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction).

The Registrant has entered into indemnification and exculpation agreements with each of its current office holders exculpating them from a breach of their duty of care to it to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law.

The Registrant is not aware of any pending or threatened litigation or proceeding involving any of its office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Or Yehuda, Israel, on the 3rd day of March, 2015.

Vascular Biogenics Ltd.

By:	/s/ Dror Harats
Dror Harats

Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Vascular Biogenics Ltd., hereby severally constitute and appoint Dror Harats and Amos Ron, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 3rd day of March, 2015.

Signatures	Title	Date

/s/ Dror Harats	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2015
Dror Harats

/s/ Bennett M. Shapiro	Non-Executive Director	March 3, 2015
Bennett M. Shapiro

/s/ Ruth Arnon	Non-Executive Director	March 3, 2015
Ruth Arnon

/s/ Jide J. Zeitlin	Non-Executive Director	March 3, 2015
Jide J. Zeitlin

/s/ Jecheskiel Gonczarowski	Non-Executive Director	March 3, 2015
Jecheskiel Gonczarowski

/s/ Dan J. Gelvan	Non-Executive Director	March 3, 2015
Dan J. Gelvan

/s/ Ruth Alon	Non-Executive Director	March 3, 2015
Ruth Alon

/s/ Amos Ron	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 3, 2015
Amos Ron

Authorized Representative in the United States

/s/ Donald J. Puglisi		March 3, 2015

Name:	Donald J. Puglisi

Title:	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Association of the Registrant(1)

4.2	Memorandum of Association of the Registrant as amended(2)

4.3	Amendment to Memorandum of Association of the Registrant(3)

4.4	Employee Ownership and Share Option Plan (2000) of the Registrant, and form of agreement thereunder

4.5	Employee Ownership and Share Option Plan (2011) of the Registrant, and form of agreement thereunder(4)

4.6	Employee Share Ownership and Option Plan (2014) of the Registrant, and form of Capital Gains Option Agreement thereunder(5)

5.1	Opinion of Horn & Co, Law Offices, Israeli legal counsel of the Registrant

23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm

23.2	Consent of Horn & Co, Law Offices (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(2)	Filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(3)	Filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(4)	Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on June 6, 2014 and incorporated by reference herein.
(5)	Filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on June 25, 2014 and incorporated by reference herein.